Exhibit 99.2

Beer Business Delivers Double-Digit Net Sales and Operating Income Growth for FY19
Company Generates Record Operating Cash Flow
Signs Agreement to Sell Portion of Wine & Spirits Business to E. & J. Gallo Winery

	Net Sales	Operating Income	Earnings Before Interest & Taxes (EBIT)	Diluted Net Income Per Share Attributable to CBI (EPS)
Fiscal Year 2019 Financial Highlights (1) | In millions, except per share data
Reported	$8,116	$2,412	NA	$17.57
% Change	7%	6%	NA	53%
Comparable	$8,116	$2,616	$2,633	$9.28
% Change	7%	6%	5%	7%
Fourth Quarter Fiscal Year 2019 Financial Highlights (1)
Reported	$1,797	$465	NA	$6.37
% Change	2%	(9%)	NA	40%
Comparable	$1,797	$586	$571	$1.84
% Change	2%	8%	5%	(3%)
Effective March 1, 2018, the company adopted the FASB amended guidance regarding the recognition of revenue from contracts with customers using the retrospective application method. Accordingly, financial information for prior interim and annual periods presented herein has been adjusted to reflect the adoption of this amended guidance.
(1) Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release. | NA=Not Applicable
HIGHLIGHTS

•
Achieves fiscal 2019 reported basis EPS of $17.57 and comparable basis EPS of $9.28, an increase of 53% and 7%, respectively; reported basis EPS includes $1.97 billion unrealized net gain from increase in fair value of Canopy investments

•	Generates record operating cash flow of more than $2.2 billion and $1.4 billion of free cash flow for fiscal 2019

•
Provides fiscal 2020 outlook, expects reported basis EPS of $8.47 - $8.77 and comparable basis EPS of $8.50 - $8.80, including impact of wine and spirits divestiture, but excluding Canopy Growth equity earnings, share repurchases and gain or loss on the wine and spirits transaction

“We’ve positioned our wine and spirits business for success with our announced plans to sell a portion of the business, which enables us to continue to strategically focus on our powerhouse, high-margin, high-growth brands. During fiscal 2019, our beer business delivered industry-leading double-digit sales and operating income growth led by our powerful, high-end brands and successful consumer-led innovation. Overall, we’re confident in our ability to drive top line growth of mid-to-high single digits over the next three to five years across our entire business.”

“In fiscal 2019, we generated record operating cash flow of more than $2.2 billion, which enabled a return of more than $1 billion to shareholders through a combination of dividends and share repurchases. In fiscal 2020, we remain committed to increasing our quarterly dividend. Longer term, we expect the powerful cash generation capability of our core business to enable significant cash returns to shareholders of $4.5 billion in the form of share repurchases and dividends over the next three fiscal years.”

Bill Newlands	David Klein
President and Chief Executive Officer	Chief Financial Officer

•	Projects fiscal 2020 operating cash flow target of approximately $2 billion and free cash flow projection of $1.1 - $1.2 billion

•	Repurchases 2.4 million shares of common stock for $504 million for fiscal 2019

•	Declares quarterly cash dividend of $0.75 per share Class A and $0.68 per share Class B common stock

•	Signs agreement with E. & J. Gallo Winery to sell a portion of wine and spirits business for approximately $1.7 billion, subject to closing adjustments beer
	Shipment Volume	Depletion Volume	Net Sales	Operating Income
Year Ended | In millions; branded product, 24-pack, 12-ounce case equivalents
February 28, 2019	294.1		$5,202.1	$2,042.9
February 28, 2018	268.0		$4,660.4	$1,840.2
% Change	9.7%	8.8%	11.6%	11.0%
Three Months Ended
February 28, 2019	60.9		$1,090.1	$441.4
February 28, 2018	56.4		$997.0	$378.9
% Change	8.0%	8.1%	9.3%	16.5%
FISCAL YEAR 2019 HIGHLIGHTS

•	Constellation’s Beer portfolio was the #1 growth contributor to the U.S. beer market with all import brand families achieving record volume levels.

•
Corona brand family shipment volume reached the 150 million case milestone and the Modelo brand family crossed the 125 million case mark, driving strong portfolio performance and share gains with depletion growth of 7% and 12%, respectively.

•	Held gross margin of 54.4% in a rising cost environment.

•	Operating margin decreased slightly to 39.3%, as favorable pricing was more than offset by higher marketing spend and transportation costs.

•	Marketing as a percent of net sales increased 30 basis points to 9.3% driven primarily by marketing initiatives for successful brand innovation launches.

•	Combined Nava and Obregon brewery capacity reaches 34 million hectoliters with completion of final capacity expansion at Nava Brewery.

FOURTH QUARTER 2019 HIGHLIGHTS

•	Strong portfolio depletion performance was driven by the Modelo and Corona brand families.

•	The beer business was the top U.S. share gainer during the winter holiday season driven by Modelo Especial, Corona Premier and Corona Familiar.

•
Q4 shipment volume was strong and exceeded expectations primarily due to timing. February 2019 distributor inventory levels are higher than planned due to muted depletion trends at the end of the quarter driven primarily by poor weather conditions for the West Coast during February. This shipment timing benefit is expected to reverse during fiscal 2020.

•	Operating margin increased 250 basis points to 40.5%, as benefits from pricing and lower marketing spend were partially offset by higher transportation costs.

•	Marketing as a percent of net sales was 6.4% versus 8.0% for fourth quarter fiscal 2018.

•	Corona Refresca is positioned for nationwide launch beginning first quarter fiscal 2020.

wine and spirits
	Shipment Volume	Depletion Volume	Net Sales	Operating Income
Year Ended | In millions; branded product, 9-liter case equivalents
February 28, 2019	58.5		$2,913.9	$771.2
February 28, 2018	59.0		$2,919.9	$794.1
% Change	(0.8%)	(2.6%)	(0.2%)	(2.9%)
Three Months Ended
February 28, 2019	14.2		$707.1	$196.0
February 28, 2018	15.6		$765.0	$207.3
% Change	(9.0%)	(4.0%)	(7.6%)	(5.5%)
FISCAL YEAR 2019 HIGHLIGHTS

•
While depletion performance was below expectations, efforts to increase points of distribution for key brands has resulted in double-digit distribution gains for Kim Crawford, Meiomi, Ruffino Sparkling, Cooper & Thief and High West, which positions the higher-end of the portfolio for improved marketplace performance heading into fiscal 2020.

•
Innovation efforts are paying off with Robert Mondavi Private Selection Rum Barrel Aged Merlot showing momentum in the marketplace, and strong depletion growth for brands including 7 Moons and Cooper & Thief, which was the #1 growth driver in the Super Luxury Wine Segment.

•	Operating margin decreased 70 basis points to 26.5%, reflecting higher COGS driven primarily by increased grape and transportation costs, and unfavorable mix, partially offset by favorable pricing.

•	Shipment volume exceeded depletions volume, which is expected to reverse in first quarter fiscal 2020.
FOURTH QUARTER 2019 HIGHLIGHTS

•	Several high-end wine and spirits brands posted double-digit consumer takeaway trends in IRI channels including Kim Crawford, Meiomi, Ruffino, the Prisoner portfolio and High West.

•	SVEDKA Vodka delivered strong sales growth driven by the launch of the “Bring Your Own Spirit” marketing campaign, which improved consumer brand awareness and purchase intent.

•	Operating margin increased 60 basis points to 27.7%, as benefits from lower SG&A and favorable price were partially offset by higher COGS.

OUTLOOK
The table below sets forth management’s current EPS expectations for fiscal 2020 compared to fiscal 2019 actual results, both on a reported basis, a comparable basis and a comparable basis, excluding Canopy equity losses and related activities.

	Reported Basis		Comparable Basis
	FY20 Estimate	FY19 Actual	FY20 Estimate (Excl. Canopy)	FY19 Actual	FY19 Actual (Excl. Canopy)
Fiscal Year Ending February 28/29	$8.47 - $8.77	$17.57	$8.50 - $8.80	$9.28	$9.34
Fiscal Year 2020 Guidance Assumptions
●  Beer: net sales and operating income growth 7 - 9%
●  Wine and Spirits: net sales decline 25 - 30% and operating income decline 30 - 35%
●  Interest expense: $420 - $430 million; includes incremental interest of $105 million associated with the financing of the 2018 Canopy investment
●  Tax rate: approximately 17%

●  Weighted average diluted shares outstanding: approximately 195 million; assumes no share repurchases for fiscal 2020
●  Operating cash flow: $1.9 - $2.1 billion
●  Capital expenditures: $800 - $900 million, including approximately $600 million targeted for Mexico beer operations expansion activities
●  Free cash flow: $1.1 - $1.2 billion

Additionally, the company continues to evaluate the future potential equity earnings impact from the Canopy equity method investment and related activities and, as such, these items have been excluded from the guidance assumptions noted above. The EPS guidance also does not assume future changes in the fair value of the company’s investments in Canopy’s warrants and convertible debt securities.

The wine and spirits guidance includes the estimated impact from the wine and spirits transaction to sell a portion of the business to E. & J. Gallo Winery for $1.7 billion, subject to closing adjustments (the “Transaction”), but excludes any expected gain or loss. Proceeds from the Transaction are expected to be used primarily for the repayment of debt. This is expected to have an approximate $40 million favorable impact on fiscal 2020 interest expense, which is included in the guidance assumptions noted above. The Transaction is expected to close at the end of first quarter fiscal 2020. See related press release issued April 3, 2019. The following table presents selected wine and spirits segment financial information included in our historical consolidated financial statements that will no longer be part of our consolidated results after the Transaction.

Summary Information for Wine & Spirits Business to be Divested	FY19	FY19 Q1	FY19 Q2 - Q4
Shipment volume (branded product, 9-liter case equivalents)	~28.4 million	~6.6 million	~21.8 million
Net sales	~$1,107 million	~$255 million	~$852 million
CAM (gross profit less marketing)	~$389 million	~$86 million	~$303 million

The impact of the Transaction on fiscal 2020 wine and spirits guidance is as follows:

Reported basis net sales decline	25 - 30%
Reported basis operating income decline	30 - 35%
Organic net sales growth (1)	low to mid-single digits
Organic operating income growth (1)	high-single digits

(1)
Excludes fiscal 2019 Q2 - Q4 wine and spirits segment financial information included in our historical consolidated financial statements that will no longer be part of our consolidated results after the Transaction.

As a result of the Transaction, a cost reduction plan is expected to be implemented for fiscal 2020 and 2021 to address stranded costs. The table below sets forth management’s current estimate of the total annual stranded costs expected from the Transaction, and the estimated fiscal year timing of when these costs will be removed from our remaining wine and spirits business. Amounts shown for fiscal 2020 are included in the guidance assumptions noted above.

Stranded costs	$130 million
Fiscal Year 2020 cost reductions	$35 - $55 million
Fiscal Year 2021 cost reductions	$95 - $75 million
We expect to incur a restructuring charge for first quarter fiscal 2020 after the development of the cost reduction plan. We have not included this in the guidance assumptions noted above. This expected charge will be excluded from comparable basis results.

QUARTERLY DIVIDEND
On April 3, 2019, Constellation’s board of directors declared a quarterly cash dividend of $0.75 per share of Class A Common Stock and $0.68 per share of Class B Common Stock, payable on May 24, 2019, to stockholders of record as of the close of business on May 10, 2019. This represents an increase of 1%.

† A copy of this news release, including the attachments and other financial information that may be discussed during the call, will be available on our website cbrands.com under “Investors/Reporting” prior to the call.

FISCAL YEAR & FOURTH QUARTER 2019 RESULTS

FISCAL YEAR 2020 OUTLOOK

CONFERENCE CALL† | WEBCAST

April 4, 2019 at 10:30 a.m. EDT

(877) 673-1771 | Conference ID: 4660599

cbrands.com/investors/events

CANOPY GROWTH INVESTMENT
Canopy Growth equity earnings and related activities for fourth quarter fiscal 2019 totaled a loss of $2.6 million on a reported basis and $16.5 million on a comparable basis.

2018 AWARDS AND RECOGNITION

COMPANY AWARDS

Named Beverage Forum Large Company of the Year

Constellation Brands, the only company to receive this award three years in a row (2018, 2017 & 2016), was recognized by The Beverage Forum at their 2018 global all-beverage executive conference. The award recognizes organizations that stand out and have risen to meet the opportunities and challenges within the beverage space.

Chicago Cares Corporate Citizenship Award

For the volunteer efforts of thousands of our employees and the company's ongoing commitment to enabling the community, Chicago Cares (a nonprofit organization that mobilizes volunteers

Sidney Frank Innovation Award, *Barron's* World's Best CEO List, and *Brewbound* Person of the Year

In 2018, CEO Rob Sands was recognized by the Wine and Spirits Wholesalers Association with the Sidney Frank Innovation Award, named to *Barron's* World's Best CEOs list and Person of the Year at the 2018 *Brewbound* Awards.

Wine Enthusiast Magazine's Person of the Year

President and CEO Bill Newlands was recognized as Person of the Year by *Wine Enthusiast*

CLICK HERE

Interbrand Best Global Brands

For the second year in a row, Corona® Extra was named to the Best Global Brands list by Interbrand, highlighting brand evolution as a driver of growth. The brand moved up from the #93 spot to #85 in 2018. The 19th annual report analyzes the value of brands and how they help grow business—from delivering on customer expectations to driving economic value.

IMPACT Growth Brands Awards

GROWTH BRANDS BEER • 2018

Constellation Brands won six Growth Brands Awards from *IMPACT Magazine* for calendar year 2017: Modelo Especial Chelada, Modelo Especial, Modelo Negra, Corona Extra, Corona Light, and Pacifico.

National Export Award

The National Export Award is the highest recognition given by the President of Mexico to companies, institutions, and organizations operating in Mexico in international trade. The award was issued by the Secretary of Economy due to the efforts and dedication of the team in Mexico to produce and export the company's portfolio of authentic and iconic Mexican beer brands to the U.S.

Effie Worldwide

Modelo was the only beer brand to receive a Bronze Effie award for the effectiveness of the Fighting Spirit advertising campaign—proving that it doesn't matter where you come from, it matters what you're made of. Effie Worldwide stands for effectiveness in marketing communications, spotlighting marketing ideas that work and encouraging thoughtful dialogue about the drivers of marketing effectiveness.

Corona PREMIER
Corona Light
Corona Extra
Modelo Negra
Modelo CHELADA Especial
Modelo Especial
PACIFICO CLARA

AWARDS + RECOGNITION
Calendar 2018 was a year marked by an impressive list of awards and accolades for Constellation Brands. A listing of those achievements is embedded in this news release by clicking on the Awards + Recognition thumbnail.

ABOUT CONSTELLATION BRANDS
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as the Corona and Modelo brand families and Pacifico. Its high-quality, premium wine and spirits brands include the Robert Mondavi and The Prisoner Wine Company brand families, Kim Crawford, Ruffino, Meiomi and SVEDKA Vodka. The company’s portfolio also includes a collection of highly-rated, high-end brands such as SIMI and Mount Veeder Winery wine brands, High West Whiskey and Casa Noble Tequila, as well as new premium wine innovations such as Cooper & Thief and Spoken Barrel.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Since its founding in 1945, Constellation’s ability to see, meet and stay ahead of shifting consumer preferences and trends across total beverage alcohol has fueled our success and made us the No. 1 growth contributor in beverage alcohol in the U.S.
To learn more, follow us on Twitter @cbrands and visit www.cbrands.com.

MEDIA CONTACTS		INVESTOR RELATIONS CONTACTS
Mike McGrew 773-251-4934	| michael.mcgrew@cbrands.com	Patty Yahn-Urlaub 585-678-7483	| patty.yahn-urlaub@cbrands.com
Amy Martin 585-678-7141	| amy.martin@cbrands.com	Bob Czudak 585-678-7170	| bob.czudak@cbrands.com
		Tom Conaway 585-678-7503	| thomas.conaway@cbrands.com

SUPPLEMENTAL INFORMATION
Reported basis (“reported”) are amounts as reported under generally accepted accounting principles. Comparable basis (“comparable”) are amounts which exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results. The company discusses various non-GAAP measures in this news release. Financial statements, as well as supplemental schedules and tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

FORWARD-LOOKING STATEMENTS
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, future financial position, expected effective tax rates and anticipated tax liabilities, estimated revenues, projected costs, expected net sales and operating income, estimated diluted EPS, expected cash flow, future payments of dividends, prospects, plans and objectives of management, and manner and timing of share repurchases pursuant to the share repurchase authorization, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business on May 31, 2019, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur. The pending Transaction is subject to the satisfaction of certain closing conditions, including, but not limited to, receipt of required regulatory approvals. There can be no assurance the Transaction will occur or will occur on the terms or timetable contemplated hereby.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	completion of the pending Transaction;

•
impact of the pending Transaction, use of expected proceeds from the pending Transaction, amount of stranded costs, and amount and timing of cost reductions may vary from management’s current expectations;

•	beer operations expansion, construction and optimization activities, and costs and timing associated with these activities, may vary from management’s current estimates;

•	accuracy of supply projections, including those relating to beer operations expansion activities and glass sourcing;

•	operating cash flow, free cash flow, effective tax rate and capital expenditures to support long-term growth may vary from management’s current estimates;

•	accuracy of projections associated with market opportunities and with previously announced acquisitions, investments and divestitures;

•	accuracy of projections relating to the Canopy investment may vary from management’s current expectations;

•	exact duration of the share repurchase implementation and the amount, timing and source of funds for any share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the board of directors;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
general economic, geo-political, domestic, international and regulatory conditions, instability in world financial markets, unanticipated environmental liabilities and costs, or enhanced competitive activities;

•
changes to international trade agreements and tariffs, accounting standards, elections or assertions, tax laws or other governmental rules and regulations, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate, and accuracy of any associated projections;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2018, as supplemented by the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2018, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions) (unaudited)

	February 28, 2019	February 28, 2018
Assets
Current assets:
Cash and cash equivalents	$93.6	$90.3
Accounts receivable	846.9	776.2
Inventories	2,130.4	2,084.0
Prepaid expenses and other	613.1	523.5
Total current assets	3,684.0	3,474.0
Property, plant and equipment	5,267.3	4,789.7
Goodwill	8,088.8	8,083.1
Intangible assets	3,198.1	3,304.8
Equity method investments	3,465.6	121.5
Securities measured at fair value	3,234.7	672.2
Deferred income taxes	2,183.3	—
Other assets	109.7	93.4
Total assets	$29,231.5	$20,538.7

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$791.5	$746.8
Current maturities of long-term debt	1,065.2	22.3
Accounts payable	616.7	592.2
Other accrued expenses and liabilities	690.4	678.3
Total current liabilities	3,163.8	2,039.6
Long-term debt, less current maturities	11,759.8	9,417.6
Deferred income taxes and other liabilities	1,470.7	1,089.8
Total liabilities	16,394.3	12,547.0
CBI stockholders’ equity	12,551.0	7,975.1
Noncontrolling interests	286.2	16.6
Total stockholders’ equity	12,837.2	7,991.7
Total liabilities and stockholders’ equity	$29,231.5	$20,538.7

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (unaudited)

	Three Months Ended		Years Ended
	February 28, 2019	February 28, 2018	February 28, 2019	February 28, 2018
Sales	$1,968.0	$1,931.5	$8,884.3	$8,322.1
Excise taxes	(170.8)	(169.5)	(768.3)	(741.8)
Net sales	1,797.2	1,762.0	8,116.0	7,580.3
Cost of product sold	(903.7)	(916.8)	(4,035.7)	(3,767.8)
Gross profit	893.5	845.2	4,080.3	3,812.5
Selling, general and administrative expenses	(428.2)	(333.4)	(1,668.1)	(1,532.7)
Operating income	465.3	511.8	2,412.2	2,279.8
Income from unconsolidated investments	1,183.4	237.5	2,101.6	487.2
Interest expense	(118.5)	(86.9)	(367.1)	(332.0)
Loss on extinguishment of debt	—	(77.9)	(1.7)	(97.0)
Income before income taxes	1,530.2	584.5	4,145.0	2,338.0
(Provision for) benefit from income taxes	(280.8)	329.3	(685.9)	(22.7)
Net income	1,249.4	913.8	3,459.1	2,315.3
Net income attributable to noncontrolling interests	(9.9)	(3.3)	(23.2)	(11.9)
Net income attributable to CBI	$1,239.5	$910.5	$3,435.9	$2,303.4

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$6.57	$4.76	$18.24	$11.96
Basic – Class B Convertible Common Stock	$5.97	$4.32	$16.57	$10.86

Diluted – Class A Common Stock	$6.37	$4.56	$17.57	$11.47
Diluted – Class B Convertible Common Stock	$5.87	$4.21	$16.21	$10.59

Weighted average common shares outstanding:
Basic – Class A Common Stock	167.391	170.243	167.249	171.457
Basic – Class B Convertible Common Stock	23.316	23.329	23.321	23.336

Diluted – Class A Common Stock	194.499	199.494	195.532	200.745
Diluted – Class B Convertible Common Stock	23.316	23.329	23.321	23.336

Cash dividends declared per common share:
Class A Common Stock	$0.74	$0.52	$2.96	$2.08
Class B Convertible Common Stock	$0.67	$0.47	$2.68	$1.88

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)

	Years Ended
	February 28, 2019	February 28, 2018
Cash flows from operating activities
Net income	$3,459.1	$2,315.3
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized net gain on securities measured at fair value	(1,971.2)	(464.3)
Net gain on sale of unconsolidated investment	(99.8)	—
Net income tax benefit related to the Tax Cuts and Jobs Act	(37.6)	(351.2)
Deferred tax provision	426.9	113.8
Depreciation	333.1	293.8
Impairment and amortization of intangible assets	114.0	92.7
Stock-based compensation	64.1	60.9
Amortization of debt issuance costs and loss on extinguishment of debt	29.4	108.7
Loss on contract termination	—	59.0
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(71.9)	(34.1)
Inventories	(61.9)	(123.8)
Prepaid expenses and other current assets	(103.0)	(111.5)
Accounts payable	21.4	12.8
Other accrued expenses and liabilities	(22.1)	(66.8)
Other	165.8	26.1
Total adjustments	(1,212.8)	(383.9)
Net cash provided by operating activities	2,246.3	1,931.4

Cash flows from investing activities
Investments in equity method investees and securities	(4,081.5)	(210.9)
Purchases of property, plant and equipment	(886.3)	(1,057.6)
Purchases of businesses, net of cash acquired	(45.6)	(150.1)
Proceeds from sale of unconsolidated investment	110.2	—
Proceeds from sales of assets	72.3	5.9
Other investing activities	(0.9)	(10.4)
Net cash used in investing activities	(4,831.8)	(1,423.1)

Cash flows from financing activities
Proceeds from issuance of long-term debt	3,657.6	7,933.4
Proceeds from shares issued under equity compensation plans	63.2	49.4
Net proceeds from short-term borrowings	45.5	137.2
Dividends paid	(557.7)	(400.1)
Purchases of treasury stock	(504.3)	(1,038.5)
Principal payments of long-term debt	(62.8)	(7,128.7)
Payments of debt issuance, debt extinguishment and other financing costs	(34.6)	(122.2)
Payments of minimum tax withholdings on stock-based payment awards	(13.6)	(31.7)
Net cash provided by (used in) financing activities	2,593.3	(601.2)

Effect of exchange rate changes on cash and cash equivalents	(4.5)	5.8

Net increase (decrease) in cash and cash equivalents	3.3	(87.1)
Cash and cash equivalents, beginning of year	90.3	177.4
Cash and cash equivalents, end of year	$93.6	$90.3

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND INCOME (LOSS) FROM UNCONSOLIDATED INVESTMENTS INFORMATION (in millions) (unaudited)

	Three Months Ended			Years Ended
	February 28, 2019	February 28, 2018	Percent Change	February 28, 2019	February 28, 2018	Percent Change
Beer
Segment net sales	$1,090.1	$997.0	9%	$5,202.1	$4,660.4	12%
Segment gross profit	$586.9	$531.5	10%	$2,830.7	$2,531.2	12%
% Net sales	53.8%	53.3%		54.4%	54.3%
Segment operating income	$441.4	$378.9	16%	$2,042.9	$1,840.2	11%
% Net sales	40.5%	38.0%		39.3%	39.5%

Wine and Spirits
Wine net sales	$599.4	$673.6	(11%)	$2,532.5	$2,556.3	(1%)
Spirits net sales	107.7	91.4	18%	381.4	363.6	5%
Segment net sales	$707.1	$765.0	(8%)	$2,913.9	$2,919.9	—%
Segment gross profit	$311.2	$333.7	(7%)	$1,279.5	$1,309.4	(2%)
% Net sales	44.0%	43.6%		43.9%	44.8%
Segment operating income	$196.0	$207.3	(5%)	$771.2	$794.1	(3%)
% Net sales	27.7%	27.1%		26.5%	27.2%
Segment income from unconsolidated investments	$1.2	$2.1	(43%)	$33.4	$34.4	(3%)

Corporate Operations and Other
Segment operating loss	$(51.4)	$(45.6)	13%	$(197.9)	$(165.8)	19%
Segment income (loss) from unconsolidated investments	$(16.4)	$(0.3)	NM	$(16.7)	$0.2	NM

Consolidated operating income	$465.3	$511.8		$2,412.2	$2,279.8
Comparable Adjustments	120.7	28.8		204.0	188.7
Comparable operating income	$586.0	$540.6		$2,616.2	$2,468.5

Consolidated income from unconsolidated investments	$1,183.4	$237.5		$2,101.6	$487.2
Comparable Adjustments	(1,198.6)	(235.7)		(2,084.9)	(452.6)
Comparable income (loss) from unconsolidated investments	$(15.2)	$1.8		$16.7	$34.6

Consolidated EBIT	$570.8	$542.4		$2,632.9	$2,503.1
NM=Not Meaningful

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(unaudited)

	Three Months Ended			Years Ended
	February 28, 2019	February 28, 2018	Percent Change	February 28, 2019	February 28, 2018	Percent Change
Beer
(in millions, branded product, 24-pack, 12-ounce case equivalents)
Shipment volume	60.9	56.4	8.0%	294.1	268.0	9.7%

Depletion volume (1)			8.1%			8.8%

Wine and Spirits
(in millions, branded product, 9-liter case equivalents)
Shipment volume	14.2	15.6	(9.0%)	58.5	59.0	(0.8%)
U.S. Domestic shipment volume	13.3	14.6	(8.9%)	54.4	54.7	(0.5%)
U.S. Domestic Focus Brands shipment volume (2)	8.4	8.8	(4.5%)	33.9	33.1	2.4%

U.S. Domestic depletion volume (1)			(4.0%)			(2.6%)
U.S. Domestic Focus Brands depletion volume (1) (2)			(0.6%)			0.6%

(1)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(2)
U.S. Domestic Focus Brands include the following brands and/or portfolios of brands:  7 Moons, Black Box, Casa Noble, Clos du Bois, Franciscan, High West, Kim Crawford, Mark West, Meiomi, Mount Veeder, Nobilo, Ravage, Robert Mondavi, Ruffino, Schrader, Simi, SVEDKA Vodka, The Dreaming Tree and the Charles Smith and Prisoner portfolios of brands.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors valuable insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors/reporting for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2019			Three Months Ended February 28, 2018			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,797.2		$1,797.2	$1,762.0		$1,762.0	2%	2%
Cost of product sold	(903.7)	$4.6		(916.8)	$20.0
Gross profit	893.5	4.6	$898.1	845.2	20.0	$865.2	6%	4%
Selling, general and administrative expenses	(428.2)	116.1		(333.4)	8.8
Operating income	465.3	120.7	$586.0	511.8	28.8	$540.6	(9%)	8%
Income from unconsolidated investments	1,183.4	(1,198.6)		237.5	(235.7)
EBIT			$570.8			$542.4	NA	5%
Interest expense	(118.5)			(86.9)
Loss on extinguishment of debt	—			(77.9)	77.9
Income before income taxes	1,530.2	(1,077.9)	$452.3	584.5	(129.0)	$455.5	162%	(1%)
(Provision for) benefit from income taxes (1)	(280.8)	196.4		329.3	(405.3)
Net income	1,249.4	(881.5)		913.8	(534.3)
Net income attributable to noncontrolling interests	(9.9)			(3.3)
Net income attributable to CBI	$1,239.5	$(881.5)	$358.0	$910.5	$(534.3)	$376.2	36%	(5%)

EPS (2)	$6.37	$(4.53)	$1.84	$4.56	$(2.68)	$1.89	40%	(3%)

Weighted average common shares outstanding – diluted	194.499		194.499	199.494		199.494

Gross margin	49.7%		50.0%	48.0%		49.1%
Operating margin	25.9%		32.6%	29.0%		30.7%
Effective tax rate	18.4%		18.7%	(56.3)%		16.7%

	Three Months Ended February 28, 2019				Three Months Ended February 28, 2018
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (3)	Restructuring and Other Strategic Business Development Costs (4)	Other (5)	Total	Acquisitions, Divestitures and Related Costs (3)	Restructuring and Other Strategic Business Development Costs (4)	Other (5)	Total
Cost of product sold	$(1.3)	$(2.4)	$(0.9)	$(4.6)	$(1.7)	$—	$(18.3)	$(20.0)
Selling, general and administrative expenses	$(1.1)	$(6.2)	$(108.8)	$(116.1)	$(1.3)	$(6.5)	$(1.0)	$(8.8)
Operating loss	$(2.4)	$(8.6)	$(109.7)	$(120.7)	$(3.0)	$(6.5)	$(19.3)	$(28.8)
Income from unconsolidated investments	$(3.9)	$—	$1,202.5	$1,198.6	$—	$—	$235.7	$235.7
Loss on extinguishment of debt	$—	$—	$—	$—	$—	$—	$(77.9)	$(77.9)
(Provision for) benefit from income taxes (1)	$1.5	$2.0	$(199.9)	$(196.4)	$—	$2.1	$403.2	$405.3
Net income (loss) attributable to CBI	$(4.8)	$(6.6)	$892.9	$881.5	$(3.0)	$(4.4)	$541.7	$534.3

EPS (2)	$(0.02)	$(0.03)	$4.59	$4.53	$(0.02)	$(0.02)	$2.72	$2.68

(1)
The effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the Comparable Adjustment was recognized. Additionally, for the three months and year ended February 28, 2019, the (provision for) benefit from income taxes includes a benefit recognized for the reversal of a valuation allowance originally established in connection with a change in accounting principle. For the year ended February 28, 2019, and for the three months and year ended February 28, 2018, the (provision for) benefit from income taxes also includes a net income tax benefit recognized in connection with the Tax Cuts and Jobs Act (the “TCJ Act”)(see (5) and (8) herein).

(2)	May not sum due to rounding as each item is computed independently.

(3)
For the three months ended February 28, 2019, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the November 2018 investment in Canopy Growth Corporation (“Canopy”). For the three months ended February 28, 2018, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the November 2017 investment in Canopy and the acquisition of the Schrader Cellars business.

(4)
For the three months ended February 28, 2019, and February 28, 2018, restructuring and other strategic business development costs consist primarily of costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling a new enterprise resource planning system.

(5)
For the three months ended February 28, 2019, other consists primarily of an unrealized net gain from the mark to fair value of our investments in Canopy and the net income tax benefit recognized for the reversal of a valuation allowance, partially offset by an impairment of certain Ballast Point intangible assets. For the three months ended February 28, 2018, other consists primarily of a net income tax benefit recognized in connection with the TCJ Act and an unrealized net gain from the mark to fair value of our investment in Canopy, partially offset by loss on extinguishment of debt and loss on write-down of certain bulk wine inventory as a result of smoke damage sustained during the Fall 2017 California wildfires.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
(unaudited)

	Year Ended February 28, 2019			Year Ended February 28, 2018			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$8,116.0		$8,116.0	$7,580.3		$7,580.3	7%	7%
Cost of product sold	(4,035.7)	$29.9		(3,767.8)	$28.1
Gross profit	4,080.3	29.9	$4,110.2	3,812.5	28.1	$3,840.6	7%	7%
Selling, general and administrative expenses	(1,668.1)	174.1		(1,532.7)	160.6
Operating income	2,412.2	204.0	$2,616.2	2,279.8	188.7	$2,468.5	6%	6%
Income from unconsolidated investments	2,101.6	(2,084.9)		487.2	(452.6)
EBIT			$2,632.9			$2,503.1	NA	5%
Interest expense	(367.1)	(20.1)		(332.0)
Loss on extinguishment of debt	(1.7)	1.7		(97.0)	97.0
Income before income taxes	4,145.0	(1,899.3)	$2,245.7	2,338.0	(166.9)	$2,171.1	77%	3%
Provision for income taxes (1)	(685.9)	278.6		(22.7)	(390.6)
Net income	3,459.1	(1,620.7)		2,315.3	(557.5)
Net income attributable to noncontrolling interests	(23.2)			(11.9)
Net income attributable to CBI	$3,435.9	$(1,620.7)	$1,815.2	$2,303.4	$(557.5)	$1,745.9	49%	4%

EPS (2)	$17.57	$(8.29)	$9.28	$11.47	$(2.78)	$8.70	53%	7%

Weighted average common shares outstanding – diluted	195.532		195.532	200.745		200.745

Gross margin	50.3%		50.6%	50.3%		50.7%
Operating margin	29.7%		32.2%	30.1%		32.6%
Effective tax rate	16.5%		18.1%	1.0%		19.0%

	Year Ended February 28, 2019				Year Ended February 28, 2018
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (6)	Restructuring and Other Strategic Business Development Costs (7)	Other (8)	Total	Acquisitions, Divestitures and Related Costs (6)	Restructuring and Other Strategic Business Development Costs (7)	Other (8)	Total
Cost of product sold	$(4.9)	$(8.9)	$(16.1)	$(29.9)	$(18.7)	$—	$(9.4)	$(28.1)
Selling, general and administrative expenses	$(34.1)	$(17.1)	$(122.9)	$(174.1)	$(11.3)	$(14.0)	$(135.3)	$(160.6)
Operating loss	$(39.0)	$(26.0)	$(139.0)	$(204.0)	$(30.0)	$(14.0)	$(144.7)	$(188.7)
Income from unconsolidated investments	$95.9	$—	$1,989.0	$2,084.9	$—	$—	$452.6	$452.6
Interest income, net	$20.1	$—	$—	$20.1	$—	$—	$—	$—
Loss on extinguishment of debt	$—	$—	$(1.7)	$(1.7)	$—	$—	$(97.0)	$(97.0)
(Provision for) benefit from income taxes (1)	$9.4	$6.5	$(294.5)	$(278.6)	$9.6	$4.9	$376.1	$390.6
Net income (loss) attributable to CBI	$86.4	$(19.5)	$1,553.8	$1,620.7	$(20.4)	$(9.1)	$587.0	$557.5

EPS (2)	$0.44	$(0.10)	$7.95	$8.29	$(0.10)	$(0.05)	$2.92	$2.78

(6)
For the year ended February 28, 2019, acquisitions, divestitures and related costs consist primarily of (i)  a net gain recognized in connection with the sale of our remaining interest in our previously-owned Australian and European business (the “Accolade Wine Investment”), (ii)  a net gain on the settlement of interest rate swap contracts entered into to economically hedge our exposure to interest rate volatility associated with the debt financing for the November 2018 investment in Canopy, and (iii)  a gain on the sale of certain assets. These gains were partially offset by transaction and other acquisition-related costs recognized in connection with the November 2018 investment in Canopy, including (i)  a net loss on the settlement of foreign currency option contracts entered into to fix the U.S. dollar cost of the transaction, (ii)  bridge commitment fees associated with debt financing of our investment and (iii)  direct acquisition costs. For the year ended February 28, 2018, acquisitions, divestitures and related costs consist of (i)  transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner, the Schrader Cellars business, the October 2016 Wine and Spirits Acquisitions and Obregon, and the November 2017 investment in Canopy, and (ii)  costs recognized in connection with the sale of the Canadian wine business and related activities.

(7)
For the years ended February 28, 2019, and February 28, 2018, restructuring and other strategic business development costs consist primarily of costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling a new enterprise resource planning system.

(8)
For the year ended February 28, 2019, other consists primarily of an unrealized net gain from the mark to fair value of our investments in Canopy and net income tax benefits recognized (i)  for the reversal of a valuation allowance and (ii)  in connection with the TCJ Act; partially offset by an impairment of certain Ballast Point intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements. For the year ended February 28, 2018, other consists primarily of an unrealized net gain from the mark to fair value of our investment in Canopy and a net income tax benefit recognized in connection with the TCJ Act; partially offset by (i)  loss on extinguishment of debt, (ii)  impairment of certain Ballast Point intangible assets, (iii)  loss associated with the restructuring of an agreement with Owens-Illinois and (iv)  loss on write-down of certain bulk wine inventory as a result of smoke damage sustained during the Fall 2017 California wildfires.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
(unaudited)

Canopy Equity Losses and Related Activities (“Canopy EIE”)	Three Months Ended February 28, 2019	Year Ended February 28, 2019
Equity losses and related activities - reported basis, Canopy EIE (GAAP) (1)	$(2.6)	$(2.6)
Comparable Adjustments	(13.9)	(13.9)
Equity losses and related activities - comparable basis, Canopy EIE (Non-GAAP)	(16.5)	(16.5)
Benefit from income taxes (2)	3.9	3.9
Net income attributable to CBI - comparable basis, Canopy EIE (Non-GAAP)	$(12.6)	$(12.6)

EPS - comparable basis, Canopy EIE (Non-GAAP)	$(0.06)	$(0.06)

	Three Months Ended February 28, 2019	Year Ended February 28, 2019
EBIT - comparable basis (Non-GAAP) (3)	$570.8	$2,632.9
Equity losses and related activities - comparable basis, Canopy EIE (Non-GAAP)	(16.5)	(16.5)
EBIT - comparable basis, excluding Canopy EIE (Non-GAAP)	$587.3	$2,649.4

	Three Months Ended February 28, 2019	Year Ended February 28, 2019
EPS - comparable basis (Non-GAAP) (3)	$1.84	$9.28
EPS - comparable basis, Canopy EIE (Non-GAAP)	(0.06)	(0.06)
EPS - comparable basis, excluding Canopy EIE (Non-GAAP) (4)	$1.90	$9.34

EPS Guidance	Range for the Year Ending February 29, 2020
Forecasted EPS - reported basis (GAAP)	$8.47	$8.77
Restructuring and other strategic business development costs (5)	0.03	0.03
Forecasted EPS - comparable basis (Non-GAAP) (4)	$8.50	$8.80

Actual for the Year Ended February 28, 2019
EPS - reported basis (GAAP)	$17.57
Acquisitions, divestitures and related costs (6)	(0.44)
Restructuring and other strategic business development costs (5)	0.10
Other (7)	(7.95)
EPS - comparable basis (Non-GAAP) (4)	$9.28

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 29, 2020
Net cash provided by operating activities (GAAP)	$1,900.0	$2,100.0
Purchases of property, plant and equipment	(800.0)	(900.0)
Free cash flow (Non-GAAP)	$1,100.0	$1,200.0
	Actual for the Year Ended February 28, 2019	Actual for the Year Ended February 28, 2018
Net cash provided by operating activities (GAAP)	$2,246.3	$1,931.4
Purchases of property, plant and equipment	(886.3)	(1,057.6)
Free cash flow (Non-GAAP)	$1,360.0	$873.8

(1)	Equity losses and related activities are included in income from unconsolidated investments.
(2)	The effective tax rate applied to each Comparable Adjustment amount is generally based upon the jurisdiction in which the Comparable Adjustment was recognized.
(3)	See reconciliation of the applicable non-GAAP financial measures for the three months and year ended February 28, 2019, on pages 11 and 13, respectively.
(4)	May not sum due to rounding as each item is computed independently.
(5)
Restructuring and other strategic business development costs include costs recognized in connection with the development of a program specifically intended to identify opportunities for further streamlining of processes and improving capabilities, linking strategy with execution, prioritizing resources and enabling a new enterprise resource planning system.

(6)	Acquisitions, divestitures and related costs include: (4)	Actual for the Year Ended February 28, 2019
	Net gain on sale of Accolade Wine Investment	$(0.50)
	Net gain on interest rate swap contracts associated with debt financing of investment	$(0.13)
	Gain on sale of certain assets	$(0.06)
	Net loss on foreign currency derivative contracts associated with investment	$0.13
	Bridge commitment fees associated with debt financing of investment	$0.06
	Transaction, integration and other acquisition-related costs in connection with:
	Investments in Canopy	$0.05
	Schrader Cellars wine acquisition	$0.01
	October 2016 Wine and Spirits Acquisitions	$0.01

(7)	Other includes: (4)	Actual for the Year Ended February 28, 2019
	Unrealized net gain from mark to fair value of investments in Canopy	$(7.99)
	Net income tax benefit recognized for the reversal of a valuation allowance	$(0.26)
	Net income tax benefit recognized in connection with the TCJ Act	$(0.19)
	Unconsolidated investments, other	$(0.07)
	Impairment of certain Ballast Point intangible assets	$0.41
	Prior period adjustment for deferred compensation related to certain employment contracts	$0.08
	Net loss from mark to fair value of undesignated commodity derivative contracts	$0.03
	Adverse supply contracts	$0.02
	Loss on extinguishment of debt	$0.01
	Loss on write-down of certain bulk wine inventory as a result of smoke damage sustained during wildfires in California	$0.01

2018 AWARDS AND RECOGNITION

COMPANY AWARDS

Named Beverage Forum Large Company of the Year

Constellation Brands, the only company to receive this award three years in a row (2018, 2017 & 2016), was recognized by The Beverage Forum at their 2018 global all-beverage executive conference. The award recognizes organizations that stand out and have risen to meet the opportunities and challenges within the beverage space.

Chicago Cares Corporate Citizenship Award

For the volunteer efforts of thousands of our employees and the company's ongoing commitment to enabling the community, Chicago Cares (a nonprofit organization that mobilizes volunteers to build a stronger, more unified Chicago) honored Constellation during its Annual State of Volunteerism Address with the Chicago Cares Corporate Citizenship Award.

Fortune 500®

Constellation Brands was #386 in the *Fortune* 500® ranking of largest companies in the U.S., by revenue.

Sidney Frank Innovation Award, *Barron's* World's Best CEO List, and *Brewbound* Person of the Year

Rob Sands was recognized by the Wine and Spirits Wholesalers Association with the Sidney Frank Innovation Award, named to *Barron's* World's Best CEOs list, and Person of the Year at the 2018 *Brewbound* Awards.

Wine Enthusiast Magazine's Person of the Year

President and CEO Bill Newlands was recognized as Person of the Year by *Wine Enthusiast* magazine. Each year, the editors of the magazine honor the individuals and companies that made outstanding achievements in the wine and alcohol beverage world.

BEER DIVISION AWARDS

Interbrand Best Global Brands

For the second year in a row, Corona® Extra was named to the Best Global Brands list by Interbrand, highlighting brand evolution as a driver of growth. The brand moved up from the #93 spot to #85 in 2018. The 19th annual report analyzes the value of brands and how they help grow business—from delivering on customer expectations to driving economic value.

IMPACT Growth Brands Awards

Constellation Brands won six Growth Brands Awards from *IMPACT Magazine* for calendar year 2017: Modelo Especial Chelada, Modelo Especial, Modelo Negra, Corona Extra, Corona Light, and Pacifico.

National Export Award

The National Export Award is the highest recognition given by the President of Mexico to companies, institutions, and organizations operating in Mexico in international trade. The award was issued by the Secretary of Economy due to the efforts and dedication of the team in Mexico to produce and export the company's portfolio of authentic and iconic Mexican beer brands to the U.S.

Effie Worldwide

Modelo was the only beer brand to receive a Bronze Effie award for the effectiveness of the Fighting Spirit advertising campaign—proving that it doesn't matter where you come from, it matters what you're made of. Effie Worldwide stands for effectiveness in marketing communications, spotlighting marketing ideas that work and encouraging thoughtful dialogue about the drivers of marketing effectiveness.

Corona
PREMIER
Corona Light
Corona
Light
Corona
Extra
Modelo
Negra
Modelo
CHELADA
Especial
Modelo
Especial
PACIFICO

2018 AWARDS AND RECOGNITION

WINE AND SPIRITS DIVISION AWARDS

Wine Supplier of the Year

Beverage Dynamics awarded Constellation Brands "Wine Supplier of the Year" for the second consecutive year. The award is based on the supplier with the most Growth Brand winners in the wine category. Constellation won with an impressive list of Growth Brand winners.

Beverage Information Group's Growth Brands Awards

Fast Track Award: Kim Crawford, Meiomi, and The Prisoner. This award recognizes brands that have exceeded 100,000 nine-liter cases, with double-digit growth in each of the last four years. All Fast Track Brands are at least five years old.

Rising Star Award: Casa Noble, High West, Boom Boom! Syrah, Chateau Smith, Kung Fu Girl Riesling, The Velvet Devil Merlot, Saldo, Eve, Cooper & Thief, and 7 Moons. Rising Stars are less than five years old and have exhibited growth in each year of the brand's lifetime, reaching at least 20,000 nine-liter cases in 2017.

Established Growth Brand Award: SVEDKA, Woodbridge by Robert Mondavi, Ruffino, Nobilo, and SIMI. This award recognizes brands that are top sellers, moving a minimum of 400,000 nine-liter cases annually. The brand must also have grown in each of the past four years.

IMPACT Hot Brands Awards

The following wines won Hot Brands Awards from *IMPACT Magazine* for calendar year 2017: Kim Crawford, Ruffino Prosecco, Meiomi, and Robert Mondavi Private Selection.

Men's Health Names Casa Noble One of the Best New Tequilas to Try in 2018

Casa Noble's SELECCIÓN DEL FUNDADOR VOLUME II earned a spot on *Men's Health* magazine's best eight tasting tequilas that hit the shelves in 2018.

Whisky Advocate Names High West Double Rye! #14 on the Top 20 Whiskies of 2018

High West Double Rye! took the 14th spot in *Whisky Advocate*'s Top 20 Whiskies of 2018, earning a score of 91 out of 100. Buying Guide reviewers nominate whiskies, and the award is granted based on ongoing taste-testing, value, and availability.

KIM CRAWFORD
Sauvignon Blanc
MARLBOROUGH
2017
RUFFINO
PROSECCO
MEIOMI
PINOT NOIR
The Prisoner
WINERY
NAPA VALLEY
CABERNET SAUVIGNON
HIGH WEST WHISKEY
AMERICAN PRAIRIE
BOURBON
SVEDKA
IMPORTED SWEDISH
VODKA
CASA NOBLE
CRYSTAL
BLANCO

Constellation Brands

Please enjoy our products responsibly. © 2019 Constellation Brands Inc., Victor, NY